Exhibit 19.1

WARNER MUSIC GROUP CORP.
INSIDER TRADING POLICY

1.General

This Insider Trading Policy (this “Policy”) of Warner Music Group Corp. and its subsidiaries (“Warner Music Group” or the “Company”) concerns trading in the Securities (see Section 5(f)) of the Company, as well as trading in Securities of other companies. This Policy applies to all Insiders (see Section 5(b)) and employees of the Company, together with their immediate family members and other persons living in their households (“employees” and, together with Insiders, “you”).
The Company’s reputation for integrity and high ethical standards in the conduct of its affairs is of paramount importance. To preserve this reputation, it is essential that all your transactions in Securities conform to U.S. securities laws and avoid even the appearance of impropriety.
Federal securities laws prohibit trading in Securities on the basis of “inside” information. The term “insider trading” is not defined in any of the federal securities laws, but generally refers to trading in Securities on the basis of material non-public information as further described below. The term “tipping” means sharing material non-public information with a third party, whether or not for compensation. These transactions are commonly known as “insider trading.” Anyone violating these laws is subject to personal liability and could face civil and criminal penalties.
In light of the severity of the possible sanctions and penalties for violating insider trading laws, both to you individually and to us as a company, we have established this Policy to assist all of us in complying with our obligations. You must familiarize yourself with this Policy and abide by it. Violations of this Policy may result in civil and criminal penalties under U.S. securities laws, and in disciplinary action by the Company, up to and including termination of employment.
This Policy is not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading. If you have specific questions regarding this Policy or applicable law, contact our Securities Trading Compliance Officer (see Section 9).

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The obligations of the General Counsel and the Securities Trading Compliance Officer of the Company hereunder may be delegated by the General Counsel or the Securities Trading Compliance Officer to such other officers or members of the Legal Department of the Company, as may be designated from time to time.
For purposes of this Policy, references to “we,” “our,” “us,” “Warner Music Group” and the “Company” refer to Warner Music Group Corp. and its subsidiaries, unless the context requires reference only to Warner Music Group Corp. as a corporate entity.
2.Statement of Policy
•No Insider (see Section 5(b)) or employee may buy or sell (or otherwise trade in) Securities of Warner Music Group at any time when they have Material Non-Public Information relating to us or any of our Securities (see Section 5(f)).
•No Insider or employee may buy or sell (or otherwise trade in) Securities of another company at any time when they have Material Non-Public Information about that company or its Securities that has been obtained in the course of such Insider’s or employee’s employment or affiliation with Warner Music Group, including, without limitation, any of our customers, vendors or suppliers, when that information is obtained in the course of services performed on our behalf.
•No Insider or employee may disclose our Non-Public Information to third parties without the prior approval of our Board of Directors and subject to satisfactory confidentiality arrangements.
•No Insider or employee may disclose (“tip”) Material Non-Public Information to any other person (including family members), and no Insider or employee may make buy or sell recommendations on the basis of Material Non-Public Information, in each case, whether or not for compensation.
•No Insider or employee who receives or has access to our Material Non-Public Information may comment on rumors relating to our Securities or Warner Music Group- related corporate developments (including discussions in Internet “chat rooms” or through any other Internet-based social networking service) that are of possible significance to investors unless it is part of your job (such as Investor Relations) or you have been specifically authorized by the Chief Executive Officer or Chief Financial Officer in each instance.
•If you are aware of rumors relating to our Securities or Warner Music Group-related corporate developments, or disclose Material Non-Public Information to a third party, you should contact promptly the Securities Trading Compliance Officer and our General Counsel.

•No Insider or employee may buy or sell (or otherwise trade in) our Securities during any Blackout Period (see Section 5(a)). A holder of the Company’s Securities that: (i) has designated for nomination to the Board of Directors of the Company one or more directors or (ii) is otherwise entitled to receive Material Non-Public Information from the

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Company and, in the case of (i) and (ii), does not have policies and procedures in place reasonably designed to restrict the receipt of Material Non-Public information (in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended
(“Rule 10b5-1”)) from the Company by the person(s) responsible for making investment decisions by such holder (any such holder, a “Designated Holder”) may not buy or sell (or otherwise trade in) our Securities during any Blackout Period, subject to the terms of the Stockholder Agreement (see Section 5(g)). Any such Designated Holder shall not be deemed an Insider for purposes of this policy.
•No Insider or employee may purchase Securities on “margin” (i.e., using Securities in a brokerage account as collateral to borrow money) or otherwise pledge Securities to obtain a loan (see Section 6(b)).
•No Insider or employee may engage in short selling or buying or selling puts, calls, options or similar Company-based derivative Securities (see Section 6(c)).
•This Policy continues in effect until the end of the first Blackout Period after termination of employment or other relationship with us.
3.Certain Exceptions
The prohibition on trading in our Securities set forth above does not apply to:
•The exercise of stock options for cash (but does apply to the sale of any such shares acquired upon such exercise, including as part of a cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option).
•The exercise of a tax withholding right pursuant to which you elect to have Warner Music Group withhold shares subject to an option to satisfy tax withholding requirements.
•The execution of transactions pursuant to a previously approved trading plan that complies with Rule 10b5-1 (see Section 6(a)).
4.Pre-clearance of Trades and Other Procedures
(a)General. Insiders (see Section 5(b)) must contact our Securities Trading Compliance Officer to obtain “pre-clearance” at any time prior to effecting transactions in our Securities, including any exercise of an option (whether cashless or otherwise) gifts, loans, pledges, contribution to a trust or other transfers. Occasionally, certain other individuals may have access to Material Non-Public Information for a limited period of time. During such a period, such persons may be notified by the Legal Department that they are also subject to the pre-clearance requirement set forth in this Section 4 (“Temporary Insiders”).
Transactions effected pursuant to Company-approved Rule 10b5-1 plans will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades or establishes a formula for determining the dates, prices and

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amounts. Any Insider who effects a transaction pursuant to such a plan (or his or her broker) must, however, report the specific transaction to the Securities Trading Compliance Officer no later than the day on which such person finds out the trade’s amount, date and price. Reliance on the terms of the plan will not constitute sufficient “notice.”
We require that Insiders and their brokers sign the “Broker Instruction/Representation” attached as Exhibit A to this Policy, which imposes the following additional requirements on the broker handling transactions by Insiders in equity of the Company or its subsidiaries: to report immediately to the Company via (a) telephone and (b) in writing (via e-mail or fax) the details of every transaction involving equity of the Company or its subsidiaries, including gifts, transfers, pledges, and all 10b5-1 transactions.
Insiders should sign and have their brokers sign the Broker Instruction/Representation Form and return it to the Securities Trading Compliance Officer so that we can establish a coordinated procedure with their brokers.
(b)Pre-clearance Procedures. A request for pre-clearance should be submitted to the Securities Trading Compliance Officer at least one business day in advance of the proposed transaction and may be submitted by completing the “Insider Trading Compliance Clearance Form” attached as Exhibit B to this Policy. The Securities Trading Compliance Officer will approve or disapprove any such request within twenty-four (24) hours of receipt thereof. The Securities Trading Compliance Officer is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade, and he or she will have no liability for any refusal to permit a trade or for any delay in making or communicating a decision. A Designated Holder may request written pre-clearance, in its sole discretion, and the Securities Trading Compliance Officer shall approve or disapprove any such request within twenty-four
(24) hours of receipt thereof. A pre-clearance granted by the Securities Trading Compliance Officer shall remain in effect until the earlier of (i) the date specified by the Securities Trading Compliance Officer and (ii) five calendar days from the date of approval, unless otherwise specified in writing or withdrawn in writing.
(c)Pre-Disclosure of Undisclosed Material Non-Public Information. You may not enter into any transaction unless you have disclosed any Material Non-Public Information that you are aware of and that Warner Music Group is not aware of in connection with any pre- clearance request. This ensures that we are fully aware of any Material Information affecting any Security before you execute the transaction. Even if you have received pre-clearance, under no circumstance may you effect a transaction in any of our Securities while you are aware of any Material Non-Public Information.
(d)Suspension of Trading. From time to time, we may require that directors, officers, selected employees and others suspend trading in our Securities because of developments that have not yet been disclosed to the public. All those affected should not trade in our Securities while the suspension is in effect, and should not disclose to others that we have suspended trading for certain individuals. Though these Blackout Periods (see Section 5(a)) generally will arise because Warner Music Group is involved in a highly-sensitive transaction, they may be declared for any reason. If we declare a Blackout Period to which you are subject, a member of the Legal Department will notify you when the Blackout Period begins and when it ends.
5.Definitions

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(a)“Blackout Periods.” Refers to the (i) four regular Blackout Periods that begin at the close of business one week following the last day of each fiscal quarter and the fiscal year and end when two full business days have passed after we announce our results for the preceding fiscal period and (ii) such other periods as to which you may be specifically advised by the Legal Department. With respect to clause (i), if any such date falls on a weekend, the Blackout Period will start at the close of business on the last business day prior to the weekend.
(b)“Insiders.” Warner Music Group’s “Insiders” are (i) members of our Board of Directors and our executive officers and their administrative staff; (ii) certain of our employees (including members of the legal, investor relations, corporate communications, finance and business affairs departments) and our consultants and other persons associated with us and our subsidiaries, including distributors, sales agents and joint venture partners, who receive or have access to our Material Non-Public Information; (iii) any Temporary Insider; and (iv) immediate family members of, and other persons living in the same household as, those listed in (i), (ii) and (iii).
(c)“Material Information.” Information is deemed to be material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of, or whether to hold, Securities. Often Material Information is information that would be likely to affect the stock price of the Company or its subsidiaries. Note that Material Information need not relate to the Company’s business. While it is not possible to define all categories of Material Information, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information include:
•Earnings and other financial information and quarterly results;
•Guidance on earnings estimates or projections of future earnings or losses (including comments on sales, revenue or marketshare expectations);
•Mergers, acquisitions, tender offers, investments, joint ventures, production deals, or changes in assets;
•Restructurings or layoffs;
•New contracts with major recording artists or writers, or developments regarding major recording artists or writers (e.g., the acquisition or loss of a contract or release schedules);
•Major executive changes;
•Changes in auditors or auditor notification that the issuer may no longer rely on an audit report;
•Events regarding our Securities (e.g., defaults on senior Securities, changes to ratings on those Securities, calls of Securities for redemption, repurchase plans, changes to the rights of securityholders, public or private sales of additional Securities or information related to any additional funding);
•Litigation;

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•Bankruptcies or receiverships; and
•Regulatory approvals or changes in regulations or results of industry or rate negotiations or arbitrations and any analysis of how they affect Warner Music Group.
Note: Material Information may be either positive or negative information.
(d)“Material Non-Public Information.” Material Non-Public Information is information that constitutes both Material Information and Non-Public Information.
(e)“Non-Public Information.” Non-Public Information is information that has not been disclosed to the general public and is not available to the general public. Non-Public Information will be deemed to be public after a sufficient amount of time has passed following the date when the information is disclosed publicly so that the marketplace has had an opportunity to digest the information (generally at least one full business day).
(f)“Securities.” The common stock, debt securities or any other equity securities (including any preferred stock, options, warrants or any derivative securities convertible into or exchangeable for any debt securities or equity securities or the value of which is linked to any debt securities or equity securities) of a company.
(g)“Stockholder Agreement.” The Stockholder Agreement means the stockholders agreement, dated May 29, 2020, between Warner Music Group and Access Industries, LLC, as amended from time to time.

6. 10b5-1 Plans, Margin Accounts and Pledges/Short Sales
(a)10b5-1 Trading Plans. A 10b5-1 trading plan is a binding, written contract between you and your broker in a form acceptable to the Company that specifies the prices, amounts, and dates of trades of Warner Music Group Securities to be executed in your account in the future, or provides a formula or mechanism that your broker will follow. A 10b5-1 trading plan can only be established when you do not possess Material Non-Public Information. Therefore, employees cannot enter into these plans during Blackout Periods. In addition, a 10b5- 1 trading plan must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made.
You have an affirmative defense against any claim by the SEC against you for insider trading if your trade was made under a compliant 10b5-1 trading plan that you entered into when you were not aware of Material Non-Public Information. The rules regarding 10b5-1 trading plans are complex and you must comply with them completely. You should consult with your legal advisor before proceeding. The entry into or modification of a 10b5-1 trading plan is subject to the provisions of this Policy as if such entry or modification constitutes a transaction in our Securities. We assume no liability for the consequences of any transaction made pursuant to any 10b5-1 trading plan.
If you enter into a 10b5-1 trading plan, your 10b5-1 trading plan should be structured to avoid purchases or sales shortly before known announcements, such as quarterly earnings announcements. Even though transactions executed in accordance with a properly formulated

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10b5-1 trading plan are exempt from the insider trading rules, the trades may nonetheless occur at times shortly before we announce material news, and third-party investors and the media may not understand the nuances of trading pursuant to a 10b5-1 trading plan. This could result in negative publicity for you and Warner Music Group if the SEC were to investigate your trades.
Modification of a 10b5-1 trading plan must occur during a trading window and before you become aware of any Material Non-Public Information, be reapproved by the Company and must comply with the requirements of the rules regarding 10b5-1 trading plans.
(b)Margin Accounts and Pledges. Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, Securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, if you purchase Securities on margin or pledge them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when you are aware of Material Non-Public Information or otherwise are not permitted to trade in our Securities. A margin sale, even though not initiated at your request, is still a sale for your benefit and may subject you to liability under the insider trading rules if made at a time when you are aware of Material Non-Public Information.
Therefore, no Insider or employee, whether or not in possession of Material Non-Public Information, may purchase our Securities on margin, or borrow against any account in which our Securities are held, or pledge our Securities as collateral for a loan.
(c)No Short Sales or Speculative Transactions. No director or employee, whether or not they possess Material Non-Public Information, may engage in short-selling or speculative investment activities relating to our Securities, including trading in options, warrants, puts and calls or similar instruments on our Securities or sell such Securities “short” (i.e., selling Securities that are not owned and borrowing the Securities to make delivery). Prohibitions extend to hedging or monetization transactions (such as zero-cost collars and forward sale contracts). Such activities may put the personal gain of the director or employee in conflict with the best interests of Warner Music Group and its securityholders or otherwise give the appearance of impropriety. Anyone may, of course, exercise options granted to them by Warner Music Group and, subject to the restrictions discussed in this Policy and other applicable Warner Music Group policies, sell shares acquired upon such exercise.
7.Section 16 Insiders
Section 16 of the Exchange Act and the regulations thereunder require officers, directors and 10% stockholders of the Company (“Section 16 Insiders”) to report to the SEC numerous types of transactions in Company equity. For purposes of determining an individual’s status as a “10% beneficial owner,” the Exchange Act Section 13(d) definition applies (i.e., any person or group having sole or shared voting or investment power, or the ability to obtain such within 60 days through the exercise of any option or right). Such reporting is generally made on an SEC- prescribed document known as a “Form 4.”
The required reporting of transactions in Company equity by Section 16 Insiders requires timely communication between those individuals and the Company. Each Section 16 Insider

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must notify the Securities Trading Compliance Officer five business days prior to the day on which such insider effects any transaction in Company equity.
Reminders and Alerts; Power of Attorney
Because the risk of late Form 4 filings and filings containing inaccurate information is considerable, and because of heightened public scrutiny, we will be sending to Section 16 Insiders periodic preventive Reminders and Alerts during the course of the year. In addition, in order to enable the Company to prepare and file Forms 4 on a timely basis, Section 16 Insiders must sign and return a power of attorney, a copy of which is attached as Exhibit C to this Policy.
8.Potential Criminal and Civil Liability and/or Disciplinary Action
(a)Individual Responsibility.
Each person is individually responsible for complying with the securities laws and this Policy, regardless of whether we have prohibited trading by that person or any other Insiders.
Trading in Securities outside the Blackout Periods or suspension periods should not be considered a “safe harbor”, although the safest period for trading in our Securities, assuming the absence of Material Non-Public Information, is generally the first ten trading days following the end of the Blackout Period.
The matters set forth in this Policy are guidelines only, and appropriate judgment should be exercised in connection with all Securities trading. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.
(b)Potential Sanctions.
(i)Liability for Insider Trading. Insiders may be subject to (1) a civil penalty of up to three times the profit gained or loss avoided, (2) criminal penalties of up to $5,000,000 (no matter how small the profit) and (3) up to twenty years in jail for trading in Securities when they have Material Non-Public Information.
(ii)Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Non-Public Information, or to whom they have made recommendations or expressed opinions on the basis of such information about trading Securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC and other regulatory entities use sophisticated electronic surveillance techniques to uncover insider trading.
(iii)Possible Disciplinary Actions. Those who violate this Policy will be subject to disciplinary action, up to and including termination of employment for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

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9.Securities Trading Compliance Officer
(a)Identity of Securities Trading Compliance Officer. Our Securities Trading Compliance Officer is our Senior Vice President, Deputy General Counsel & Chief Compliance Officer. We may, in our sole discretion, change the Securities Trading Compliance Officer from time to time.
(b)Duties of Securities Trading Compliance Officer. The duties of the Securities Trading Compliance Officer, or his or her designee, which may be executed on the advice of counsel, shall include, but not be limited to:
•Receiving trade notifications.
•Determining who the Temporary Insiders are and notifying them.

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•Pre-clearing Securities transactions as required by Section 4.
•Circulating this Policy (and/or a summary) to all employees and providing this Policy and other appropriate materials to new officers, directors and others who have, or may have, access to Material Non-Public Information.
•Assisting our Board of Directors in implementation and application of this Policy.
10.Annual Certification
All Insiders and Designated Holders must certify annually their understanding of, and intent to comply with, the procedures set forth in this Policy. Please copy, complete and return the required certification attached as Exhibit D to this Policy to the Securities Trading Compliance Officer of the Company immediately and, thereafter, no later than December 31 of each year.
11.No Third-Party Beneficiaries
This Policy has been adopted to protect the good name, reputation, franchises, assets, businesses and prospects of Warner Music Group. It is not intended to, and does not, create any legal rights in any third parties, including investors, partners, creditors, customers, suppliers and others with whom we have business relations.

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Exhibit A

BROKER INSTRUCTION/REPRESENTATION

TO: [Broker]      FROM: [Your Name]
RE: Pre-clearance Procedure for All Transactions, Including Transfers, etc. involving securities of Warner Music Group Corp. or its subsidiaries

In order to comply with the two-day filing requirement for officers and directors and others (including family members) subject to Section 16 of the Securities Exchange Act of 1934 (“Section 16”), Warner Music Group Corp. (the “Company”) has instituted compliance procedures that require you to sign this form and immediately return it to the Company.
1.I authorize the Company and you, my securities broker, to implement procedures for reporting to the Company all my transactions (including those of my family members and other entities attributable to me under Section 16) involving Company equity, including transfers such as gifts, pledges, hedges, etc., and other changes in beneficial ownership.
2.Immediately upon execution of any transaction or instruction involving Company equity (including Rule 10b5-1 transactions), you agree to provide all the details of the transaction to the Company, both (a) by telephone and (b) in writing (by fax or e-mail).

Thank you,

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Exhibit B

INSIDER TRADING COMPLIANCE CLEARANCE FORM

TO:    Warner Music Group Corp. (the “Company”) Ladies and Gentlemen:
Pursuant to the Company’s Insider Trading Policy, I would like clearance for the following proposed transactions in Securities (as defined in the Company’s Insider Trading Policy) of the Company or its subsidiaries:

Type and Amount of Security    Purchase or Sale

I understand that the above clearance may be rescinded prior to my effecting the above transaction if Material Non-Public Information (as defined in the Company’s Insider Trading Policy) regarding the Company arises and, in the reasonable judgment of the Company, the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of Material Non-Public Information.
Date:

Signature Print Name Telephone No.
Clearance of the above transaction is granted. Such clearance expires on the earlier of five calendar days from the date first set forth above and the date specified below, if any.
Expiration Date (if applicable):

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Exhibit C

POWER OF ATTORNEY

Know all by these presents, that the undersigned hereby constitutes and appoints each of
    and     , signing singly, the undersigned’s true and lawful attorney-in-fact to:
1.execute for and on behalf of the undersigned, in the undersigned’s capacity as an officer and/or director of Warner Music Group Corp. (the “Company”), Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;
2.do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, complete and execute any amendment or amendments thereto, and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and
3.take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact may approve in such attorney-in-fact’s discretion.
The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-
fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

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IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this     day of     , 20 .

Signature

[Signature Page to Power of Attorney]

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Exhibit D

CERTIFICATION

I certify that:
1.I have read and understand the Warner Music Group Insider Trading Policy (the “Policy”). I understand that the Securities Trading Compliance Officer, a member of the Company’s Legal Department, is available to answer any questions I have regarding the Policy.
2.I will continue to comply with the Policy for as long as I am subject to the Policy and thereafter for as long as I am in possession of any Material Non-Public Information (as defined in the Policy)) that I have obtained through my association with the Company.

Date:

Signature:

Print Name:

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